Exhibit 99.1

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION UPDATES FULL-YEAR 2009 GUIDANCE

RADNOR, PA (BusinessWire) March 6, 2009 – Penn Virginia Corporation (NYSE: PVA) today provided an update of full-year 2009 guidance, as well as updates of its financial and derivatives positions.

Full-Year 2009 Guidance Update

Full-year 2009 guidance updates are as follows:

•	Oil and gas capital expenditures guidance of $210.0 to $220.0 million, as compared to a range of $225.0 to $250.0 million of previous guidance; and

•

Production guidance of 48.0 to 50.0 billion cubic feet of natural gas equivalent (Bcfe), or 131.5 to 137.0 million cubic feet of natural gas equivalent per day, as compared to a range of 51.0 to 53.0 Bcfe of previous guidance.

Due to the erosion of conditions in the commodity price environment over the past few weeks and continued uncertainty, full-year 2009 capital expenditures and related production guidance has been reduced. The reductions in capital expenditures will consist primarily of reduced well completion activity in Mississippi as well as reduced drilling and completion activity in the Mid-Continent region and south Louisiana.

In East Texas, we have determined that the Agnor #6-H, a recently completed well drilled to test the Lower Bossier Shale formation in the outer perimeter of the northern extent of our acreage position in Harrison County, TX, was unsuccessful. On the far western side of our Lower Bossier Shale acreage, the Hatley #15-H well has been completed and early indications appear positive. We will provide additional details regarding our East Texas drilling program in our next quarterly operational update.

Management Comment

A. James Dearlove, President and Chief Executive Officer of PVA, said, “In February we reported strong results and growth for 2008, however, 2009 has become a much more challenging year for us and the energy industry as a whole. As a result, we have elected to take a very cautious approach to our capital spending plans in 2009. We continuously monitor the commodity price environment as it impacts our financial liquidity and will be flexible with our capital spending plans going forward. Despite the reduced drilling and completion activity levels we foresee at this time, our high quality asset base allows us to continue to maintain an ample inventory of drilling locations which can be exploited to facilitate resumed production growth when market conditions improve.”

Financial Position Update

As of March 5, 2009, total outstanding borrowings under the Company’s revolving credit facility were $384.0 million, with remaining availability of approximately $95 million. During the second quarter of 2009, the borrowing base supporting revolving credit facility will be re-determined by the bank group. In spite of significantly increased proved reserves as of December 31, 2008, the Company expects the current $479 million borrowing base will be reset to a lower level as a result of the weakened commodity price environment.

Derivatives Update

To support the operating cash flows that underpin our 2009 oil and gas capital expenditures, we hedge a portion of our natural gas and oil production at pre-determined prices or price ranges. Based on derivatives currently in place for 2009, as detailed in the table below, we have hedged approximately 71 million cubic feet of daily natural gas production, or in excess of 60 percent of revised natural gas guidance volumes, and 500 barrels of daily crude oil production, or approximately 30 percent of revised crude oil guidance volumes. The following table summarizes our open hedge positions through swaps and collars as of March 5, 2009.

	Average Volume Per Day	Weighted Average Price per MMBtu or Bbl
		Swap Price	Sold Put	Purchased Put / Floor	Sold Call / Ceiling
	(MMBtu)
Natural Gas Swaps
Second quarter 2009	40,000	$4.90
Third quarter 2009	40,000	$4.90
Fourth quarter 2009	40,000	$4.90

Natural Gas Collars
First quarter 2010	20,000			$5.50	$8.70
Second quarter 2010	20,000			$5.50	$8.70
Third quarter 2010	20,000			$5.50	$8.70
Fourth quarter 2010	20,000			$5.50	$8.70
First quarter 2011	20,000			$5.50	$8.70

Natural Gas Three-Way Collars*
First quarter 2009	65,000		$6.00	$8.67	$11.68
Second quarter 2009	40,000		$6.38	$8.75	$10.79
Third quarter 2009	40,000		$6.38	$8.75	$10.79
Fourth quarter 2009	30,000		$6.83	$9.50	$13.60
First quarter 2010	30,000		$6.83	$9.50	$13.60
	(Bbls)
Crude Oil Three-Way Collars*
First quarter 2009	500		$80.00	$110.00	$179.00
Second quarter 2009	500		$80.00	$110.00	$179.00
Third quarter 2009	500		$80.00	$110.00	$179.00
Fourth quarter 2009	500		$80.00	$110.00	$179.00

*	A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call (ceiling) establishes the maximum price that we will receive for the contracted commodity volumes. The purchased put (floor) establishes the minimum price that we will receive for the contracted volumes unless the market price for the commodity falls below the sold (lower or additional) put strike price, at which point the minimum price equals the reference price (i.e., NYMEX) plus the excess of the purchased put strike price over the sold put strike price.

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Headquartered in Radnor, PA and a member of the S&P SmallCap 600 Index, Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including the East Texas, Mississippi, the Mid-Continent region, the Appalachian Basin and the Gulf Coast of Louisiana and Texas. We also own approximately 77 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and the largest unit holder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business.

For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas and crude oil; our ability to develop and replace oil and gas reserves and the price for which such reserves can be acquired; reductions in our anticipated capital expenditures; the projected demand for and supply of natural gas and crude oil; the availability and costs of required drilling rigs, production equipment and materials; our ability to obtain adequate pipeline transportation capacity for our oil and gas production; competition among producers in the oil and natural gas industry generally; the extent to which the amount and quality of actual production of our oil and natural gas differs from estimated proved oil and gas reserves and recoverable coal reserves; operating risks, including unanticipated geological problems, incidental to our business; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of our oil and natural gas production; environmental risks affecting the drilling and producing of oil and gas wells; the timing of receipt of necessary governmental permits by us; hedging results; reductions in our cash flow from operations; our ability to access external sources of capital; reductions in the borrowing base under our credit facility; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters; and risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions (including the impact of potential terrorist attacks); and the other risks, uncertainties and contingencies set forth in PVA’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.